                                                                               Exhibit 99.1
SEQUIAM CORPORATION ANNOUNCES THE ACQUISITION OF CHINA BASED MAGSTONE INNOVATION, INC

ORLANDO, Fla.--(BUSINESS WIRE)--Sequiam Corporation (OTCBB:SQUM - News), a leading provider of innovative consumer lifestyle biometric technology and services announced today the acquisition of Magstone Innovation, Inc., a foreign owned Chinese corporation, pursuant to a stock purchase agreement.

As part of the acquisition, Magstone Innovation, located in Quang Zhou, China will change its name to Sequiam East, Inc.

Magstone’s President Edward Chen, will continue as the President and Chief Executive Officer of Sequiam East, Inc. Following the transaction Mr. Chen commented: “We are very happy about this successful acquisition and excited about joining Sequiam Corporation. Through our many years of experience in producing consumer products, Magstone has established a very effective, reputable and creative team for design and engineering, an efficient manufacturing operation and a very strong and capable supplier network in China. Over the past year, we have worked with Sequiam to bring many great biometric products to the market. Now by joining the Sequiam family, we will be able to turn all these resources and talents into even greater products and become a global industry leader.”

Nick VandenBrekel, CEO of Sequiam said: "We have worked successfully with Magstone to create top selling products like the BioVault 2.0 and Magstone was instrumental in securing the relationship with Sequiam’s joint venture partner in China, CJCC. By adding the discipline of industrial design and manufacturing to Sequiam’s existing capabilities we have completed the circle and are able to provide world class biometric technology to the marketplace in such a manner that we control the entire process from start to finish. I am excited about the new opportunities this acquisition will bring to the Sequiam family and look forward to my continued relationship with Edward Chen and his team.”

About Sequiam

Headquartered in Orlando, Florida, Sequiam Corporation develops, markets, and supports a portfolio of highly robust proprietary biometrically enabled OEM, consumer lifestyle and commercial products/solutions. In addition, Sequiam has invested heavily in research and development to develop unique products/solutions for the biometric industry worldwide. Sequiam Biometrics' solutions incorporate low-cost, high-volume manufacturing processes targeted at the consumer and commercial market. Sequiam is a global company with offices in Taiwan, China, and South Africa. For more information, please visit www.sequiam.com and www.sequiambiometrics.com.

Safe Harbor Statement -- Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

Sequiam Corporation, Orlando
Nicholas VandenBrekel, CEO, 407-541-0773
investor@sequiam.com